Exhibit 23.1

                       Consent of Independent Accountants

     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 19, 2000, relating to the financial statements of Calton Acquisition Corporation, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


PRICEWATERHOUSECOOPERS LLP.


Florham Park, New Jersey
May 30, 2000